Exhibit 99.1

Janus Henderson Group plc Reports First Quarter 2026 Results

●

Solid long-term investment performance, with 66%, 67%, and 68% of assets under management (“AUM”) outperforming relevant benchmarks on a three-, five-, and 10-year basis, respectively, as of March 31, 2026

●	AUM of US$480 billion as of March 31, 2026, an increase of 29% year over year

●	First quarter 2026 net inflows of US$2.9 billion compared to breakeven net flows in fourth quarter 2025

●	First quarter 2026 diluted EPS of US$0.59 and adjusted diluted EPS of US$0.90

LONDON — Janus Henderson Group plc (NYSE: JHG; “JHG," "Janus Henderson,” or the “Company”) published its first quarter 2026 results for the period ended March 31, 2026. First quarter 2026 operating income was US$113.9 million compared to US$487.4 million in the fourth quarter 2025 and US$153.6 million in the first quarter 2025. Adjusted operating income, adjusted for one-time, acquisition and transaction related costs, was US$170.8 million in the first quarter 2026 compared to US$383.7 million in the fourth quarter 2025 and US$156.6 million in the first quarter 2025.

First quarter 2026 diluted earnings per share of US$0.59 compared to US$2.62 in the fourth quarter 2025 and US$0.77 in the first quarter 2025. Adjusted diluted earnings per share of US$0.90 in the first quarter 2026 compared to US$2.01 in the fourth quarter 2025 and compared to US$0.79 in the first quarter 2025. As previously disclosed, fourth quarter 2025 results were impacted by extraordinary annual performance fee revenue.

Ali Dibadj, Chief Executive Officer, stated:

"Our first quarter results are solid, reflecting our resilience in a challenging market. We achieved year-over-year improvements in net flows and, on an adjusted basis, operating revenues, operating income, and EPS, while continuing to execute our strategy to Protect and Grow, Amplify, and Diversify our business. Our diversified and truly global platform positions us well to serve our clients, and we remain committed to the strategic priorities that are driving meaningful and sustained improvement in our financial results.

"We are pleased with the progress made toward the closing of the previously announced take-private transaction with Trian Fund Management, L.P. and its affiliated funds ("Trian") and General Catalyst Group Management, LLC and its affiliated funds ("General Catalyst"). The overwhelming shareholder approval of the transaction in April marks a key milestone towards completion. The transaction with Trian and General Catalyst is expected to close in mid-2026, subject to customary closing conditions, including receipt of applicable regulatory approvals and client consents.

"I want to thank our valued employees for their hard work and dedication. As we navigate this exciting path forward, our focus remains on delivering differentiated insights, disciplined investment excellence, and world-class service to our clients—the commitment that defines Janus Henderson and drives everything we do."

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SUMMARY OF FINANCIAL RESULTS (unaudited) (in US$ millions, except per share data or as noted)

The Company presents its financial results in US$ and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, JHG management evaluates the profitability of the Company and its ongoing operations using additional non-GAAP financial measures. Management uses these performance measures to evaluate the business, and adjusted values are consistent with internal management reporting. See “Reconciliation of non-GAAP financial information” below for additional information.

	Three months ended
	31 Mar	31 Dec	31 Mar
	2026	2025	2025
GAAP basis:
Revenue	690.0	1,142.3	621.4
Operating expenses	576.1	654.9	467.8
Operating income	113.9	487.4	153.6
Operating margin	16.5%	42.7%	24.7%
Net income attributable to JHG	90.9	403.2	120.7
Diluted earnings per share	0.59	2.62	0.77

Adjusted basis:
Revenue	541.6	996.6	486.5
Operating expenses	370.8	612.9	329.9
Operating income	170.8	383.7	156.6
Operating margin	31.5%	38.5%	32.2%
Net income attributable to JHG	138.8	309.2	124.6
Diluted earnings per share	0.90	2.01	0.79

PROPOSED MERGER

As previously announced, the Company has entered into a definitive merger agreement to be acquired by Trian and General Catalyst (the "Proposed Transaction"). While the Proposed Transaction remains pending, the Company will not hold conference calls or live webcasts to discuss its financial results.

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AUM AND FLOWS (in US$ billions)

FX reflects movement in AUM resulting from changes in foreign currency rates as non-US$ denominated AUM is translated into US$. Redemptions include impact of client transfers.

Total comparative AUM and flows

	Three months ended
	31 Mar	31 Dec	31 Mar
	2026	2025	2025
Opening AUM	493.2	483.8	378.7
Sales	30.7	32.5	22.9
Redemptions	(27.8)	(32.5)	(20.9)
Net sales / (redemptions)	2.9	—	2.0
Market / FX	(16.5)	9.4	(7.5)
Closing AUM	479.6	493.2	373.2

Quarterly AUM and flows by capability

		Fixed
	Equities	Income	Multi-Asset	Alternatives	Total
AUM 31 Mar 2025	217.4	89.5	51.6	14.7	373.2
Sales	8.2	60.5	1.1	2.0	71.8
Redemptions	(10.8)	(10.8)	(2.2)	(1.3)	(25.1)
Net sales / (redemptions)	(2.6)	49.7	(1.1)	0.7	46.7
Market / FX	28.8	3.0	5.1	0.5	37.4
AUM 30 Jun 2025	243.6	142.2	55.6	15.9	457.3
Sales	7.8	17.8	2.0	2.3	29.9
Redemptions	(11.1)	(8.1)	(2.0)	(0.9)	(22.1)
Net sales / (redemptions)	(3.3)	9.7	—	1.4	7.8
Market / FX	13.9	1.2	2.4	1.2	18.7
AUM 30 Sep 2025	254.2	153.1	58.0	18.5	483.8
Sales	8.6	18.5	2.4	3.0	32.5
Redemptions	(12.5)	(16.6)	(2.3)	(1.1)	(32.5)
Net sales / (redemptions)	(3.9)	1.9	0.1	1.9	—
Market / FX	6.3	0.8	0.7	1.6	9.4
AUM 31 Dec 2025	256.6	155.8	58.8	22.0	493.2
Sales	11.6	14.0	2.2	2.9	30.7
Redemptions	(12.3)	(12.1)	(2.5)	(0.9)	(27.8)
Net sales / (redemptions)	(0.7)	1.9	(0.3)	2.0	2.9
Market / FX	(14.3)	0.6	(2.9)	0.1	(16.5)
AUM 31 Mar 2026	241.6	158.3	55.6	24.1	479.6

Average AUM by capability

	Three months ended
	31 Mar	31 Dec	31 Mar
	2026	2025	2025
Equities	255.0	255.1	231.1
Fixed Income	159.4	154.4	87.8
Multi-Asset	58.6	58.5	53.4
Alternatives	19.9	18.7	14.1
Total	492.9	486.7	386.4

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INVESTMENT PERFORMANCE

% of AUM outperforming benchmark (as of March 31, 2026)

Capability	1-year	3-year	5-year	10-year
Equities	29%	47%	50%	55%
Fixed Income	67%	93%	91%	93%
Multi-Asset	6%	96%	96%	97%
Alternatives	100%	99%	99%	100%
Total	37%	66%	67%	68%

Outperformance is measured based on composite performance gross of fees versus primary benchmark, except where a strategy has no benchmark index or corresponding composite, in which case the most relevant metric is used: (1) composite gross of fees versus zero for absolute return strategies, (2) fund net of fees versus primary index, or (3) fund net of fees versus Morningstar peer group average or median. Non-discretionary and separately managed account assets are included with a corresponding composite where applicable.

Cash management vehicles; ETF-enhanced beta strategies; legacy Tabula passive ETFs; Fixed Income Buy & Maintain mandates; legacy Guardian, NBK Capital Partners, and Victory Park Capital funds; Managed CDOs; Private Equity funds; and custom non-discretionary accounts with no corresponding composite are excluded from the analysis. Excluded assets represent 14% of AUM. Capabilities defined by Janus Henderson.

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of March 31, 2026, Janus Henderson had approximately US$480 billion in assets under management, more than 2,000 employees, and offices in 26 cities worldwide. The firm helps millions of people globally invest in a brighter future together. Headquartered in London, Janus Henderson is listed on the New York Stock Exchange.

Investor enquiries:	Media enquiries:
Jim Kurtz	Candice Sun
Head of Investor Relations	Global Head of Corporate Communications
+1 303 336 4529	+1 303 336 5452
jim.kurtz@janushenderson.com	candice.sun@janushenderson.com

Or

Investor Relations
investor.relations@janushenderson.com

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FINANCIAL DISCLOSURES

Condensed consolidated statements of comprehensive income (unaudited)

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions, except per share data or as noted)	2026	2025	2025
Revenue:
Management fees	576.2	585.2	513.0
Performance fees	(7.1)	433.0	(3.6)
Shareowner servicing fees	67.5	69.2	61.4
Other revenue	53.4	54.9	50.6
Total revenue	690.0	1,142.3	621.4

Operating expenses:
Employee compensation and benefits	201.0	306.2	181.5
Long-term incentive plans	56.5	52.1	44.1
Distribution expenses	148.4	145.7	132.1
Investment administration	18.5	19.0	16.1
Marketing	12.3	14.3	9.9
General, administrative and occupancy	128.0	107.7	75.6
Depreciation and amortization	11.4	9.9	8.5
Total operating expenses	576.1	654.9	467.8

Operating income	113.9	487.4	153.6

Interest expense	(6.3)	(6.1)	(5.9)
Investment gains (losses), net	12.8	44.7	(5.5)
Other non-operating income, net	15.5	21.1	6.4
Income before taxes	135.9	547.1	148.6
Income tax provision	(29.1)	(120.9)	(32.6)
Net income	106.8	426.2	116.0
Net loss (income) attributable to noncontrolling interests	(15.9)	(23.0)	4.7
Net income attributable to JHG	90.9	403.2	120.7
Less: allocation of earnings to participating stock-based awards	(1.7)	(9.2)	(2.4)
Net income attributable to JHG common shareholders	89.2	394.0	118.3

Basic weighted-average shares outstanding (in millions)	150.1	149.6	153.9
Diluted weighted-average shares outstanding (in millions)	150.8	150.4	154.5

Diluted earnings per share (in US$)	0.59	2.62	0.77

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Reconciliation of non-GAAP financial information

In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components, as defined by the U.S. Securities and Exchange Commission (the "SEC"). These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components. The following are reconciliations of GAAP revenue, operating expenses, operating income, net income attributable to JHG, and diluted earnings per share to adjusted revenue, adjusted operating expenses, adjusted operating income, adjusted net income attributable to JHG, and adjusted diluted earnings per share.

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions, except per share data or as noted)	2026	2025	2025
Reconciliation of revenue to adjusted revenue
Revenue[1]	690.0	1,142.3	621.4
Management fees	(58.6)	(54.6)	(50.6)
Shareowner servicing fees	(55.9)	(56.7)	(49.9)
Other revenue	(33.9)	(34.4)	(34.4)
Adjusted revenue	541.6	996.6	486.5

Reconciliation of operating expenses to adjusted operating expenses
Operating expenses	576.1	654.9	467.8
Employee compensation and benefits[2]	(2.2)	(0.6)	(2.8)
Long-term incentive plans[2]	(6.7)	125.8	—
Distribution expenses[1]	(148.4)	(145.7)	(132.1)
Marketing[2]	(2.0)	—	—
General, administration and occupancy[2]	(42.2)	(17.7)	(0.2)
Depreciation and amortization[3]	(3.8)	(3.8)	(2.8)
Adjusted operating expenses	370.8	612.9	329.9

Adjusted operating income	170.8	383.7	156.6

Operating margin	16.5%	42.7%	24.7%
Adjusted operating margin	31.5%	38.5%	32.2%

Reconciliation of net income attributable to JHG to adjusted net income attributable to JHG
Net income attributable to JHG	90.9	403.2	120.7
Employee compensation and benefits[2]	2.2	0.6	—
Long-term incentive plans[2]	6.7	(125.8)	—
Marketing[2]	2.0	—	—
General, administration and occupancy[2]	42.2	17.7	0.2
Depreciation and amortization[3]	3.8	3.8	2.8
Interest expense[4]	0.5	0.4	0.1
Other non-operating income (expense), net[4]	(2.4)	(12.6)	3.1
Income tax benefit (provision)[5]	(5.9)	23.1	(1.1)
Net income attributable to noncontrolling interests[6]	(1.2)	(1.2)	(1.2)
Adjusted net income attributable to JHG	138.8	309.2	124.6
Less: allocation of earnings to participating stock-based awards	(2.6)	(7.0)	(2.5)
Adjusted net income attributable to JHG common shareholders	136.2	302.2	122.1

Weighted-average diluted common shares outstanding – diluted (in millions)	150.8	150.4	154.5
Diluted earnings per share (in US$)	0.59	2.62	0.77
Adjusted diluted earnings per share (in US$)	0.90	2.01	0.79

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[1]

JHG contracts with third-party intermediaries to distribute and service certain of its investment products. Fees for distribution and servicing related activities are either provided for separately in an investment product’s prospectus or are part of the management fee. Under both arrangements, the fees are collected by JHG and passed through to third-party intermediaries who are responsible for performing the applicable services. The majority of distribution and servicing fees collected by JHG are passed through to third-party intermediaries. JHG management believes that the deduction of distribution and servicing fees from revenue in the computation of adjusted revenue reflects the pass-through nature of these revenues. In certain arrangements, JHG performs the distribution and servicing activities and retains the applicable fees. Revenues for distribution and servicing activities performed by JHG are not deducted from GAAP revenue. In addition to the adjustments related to distribution and servicing activities, other revenue for the three months ended March 31, 2025, includes an adjustment related to an employee secondment arrangement with a joint venture. The arrangement is pass-through in nature, and we believe the costs do not represent our ongoing operations.

[2]

Reconciling items for the three months ended March 31, 2026, primarily include:

• An adjustment to remove legal, consulting and marketing costs related to certain acquisitions and the Proposed Transaction.

• An adjustment to remove accelerated cloud-based asset amortization related to the strategic decision to transition our investment management platform to Aladdin.

• An adjustment to remove the costs associated with the agreement in principle to settle the litigation matter related to the Janus 401(k) and Employee Stock Ownership Plan.

• An adjustment to remove the amortization of the deferred compensation associated with a significant performance fee recognized in December 2025, as the associated compensation expense was also recognized in December 2025 on an adjusted basis.

• An adjustment to remove employee redundancy expenses and the acceleration of long-term incentive plan expenses related to the departure of certain employees.

Reconciling items for the three months ended December 31, 2025, primarily include:

• In the three months ended December 31, 2025, we recognized significant performance fees from certain of our funds. A material portion of the direct compensation cost generated by this revenue is deferred into future periods on a U.S. GAAP basis. Given the magnitude of this performance fee revenue, the adjusted results for the three months ended December 31, 2025, accelerate the deferred cost of US$125.8 million in the same period as the associated revenue to better align the economics created by these performance fees.

• An adjustment to remove the accelerated amortization related to the strategic decision to transition our investment management platform to Aladdin.

• An adjustment to remove certain legal and consulting costs related to certain acquisitions and the Proposed Transaction.

Reconciling items for the three months ended March 31, 2025, primarily include:

• An adjustment to remove the expense impact associated with a pass-through employee secondment arrangement with a joint venture.

JHG management believes these costs do not represent our ongoing operations.

[3]

Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognized at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. The intangible assets are amortized on a straight-line basis over the expected life of the assets, and the amortization of the assets is removed from our adjusted results. JHG management believes these non-cash and acquisition-related costs are not representative of our ongoing operations.

[4]

Reconciling items for all periods presented include an adjustment to remove changes in fair value of acquisition-related contingent consideration, warrants and options. Reconciling items for the three months ended March 31, 2025, also include an adjustment to remove the reclassification of accumulated foreign currency translation adjustments to net income. The reclassification resulted from the liquidation of JHG entities. JHG management believes these costs do not represent our ongoing operations.

[5]

The tax impact of the adjustments is calculated based on the applicable U.S. or foreign statutory tax rate as it relates to each adjustment. Certain adjustments are either not taxable or not tax-deductible.

[6]

Reconciling items for all periods presented include an adjustment to remove the noncontrolling interest on amortization of acquisition-related intangible assets. JHG management believes these non-cash and acquisition-related costs are not representative of our ongoing operations.

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Condensed consolidated balance sheets (unaudited)

	31 Mar	31 Dec
(in US$ millions)	2026	2025
Assets:
Cash and cash equivalents	1,381.0	1,253.9
Investments	489.2	364.6
Property, equipment and software, net	32.6	33.1
Intangible assets and goodwill, net	4,125.9	4,148.3
Assets of consolidated variable interest entities	773.2	1,237.1
Other assets	1,000.6	1,250.0
Total assets	7,802.5	8,287.0

Liabilities, redeemable noncontrolling interests and equity:
Long-term debt	395.6	395.5
Deferred tax liabilities, net	622.2	624.8
Liabilities of consolidated variable interest entities	58.3	23.3
Other liabilities	1,001.7	1,123.4
Redeemable noncontrolling interests	381.2	844.5
Total equity	5,343.5	5,275.5
Total liabilities, redeemable noncontrolling interests and equity	7,802.5	8,287.0

Condensed consolidated statements of cash flows (unaudited)

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions)	2026	2025	2025
Cash provided by (used for):
Operating activities	234.8	322.7	2.8
Investing activities	(159.7)	17.7	(227.3)
Financing activities	48.9	(87.8)	79.6
Effect of exchange rate changes	(7.9)	—	15.8
Net change during period	116.1	252.6	(129.1)

Basis of preparation

In the opinion of management of Janus Henderson, the condensed consolidated financial statements contain all normal recurring adjustments necessary to fairly present the financial position, results of operations, and cash flows of JHG in accordance with GAAP. Such financial statements have been prepared in accordance with the instructions to Form 10‑Q pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the annual consolidated financial statements and notes presented in Janus Henderson’s Annual Report on Form 10‑K for the year ended December 31, 2025, filed with the SEC (Commission File No. 001‑38103). Events subsequent to the balance sheet date have been evaluated for inclusion in the financial statements through the issuance date and are included in the notes to the condensed consolidated financial statements.

Past performance is no guarantee of future results. Investing involves risk, including the possible loss of principal and fluctuation of value.

Forward-looking statements

Certain statements in this press release not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and strategic partnerships, and expectations regarding opportunities that align with our strategy. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

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Various risks, uncertainties, assumptions and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this press release include, but are not limited to, the impact of any alternative proposal, Janus Henderson’s ability to obtain the regulatory, client and other approvals required to consummate the Proposed Transaction and the timing of the closing of the Proposed Transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the Proposed Transaction would not occur, the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, that shareholder litigation in connection with the Proposed Transaction may affect the timing or occurrence of the Proposed Transaction or result in significant costs of defense, indemnification and liability, unanticipated difficulties or expenditures relating to the Proposed Transaction, including the impact of the Proposed Transaction on Janus Henderson’s business, that the Proposed Transaction generally may involve unexpected costs, liabilities or delays, that the business of Janus Henderson may suffer as a result of uncertainty surrounding the Proposed Transaction or the identity of the purchaser, that Janus Henderson may be adversely affected by other economic, business, and/or competitive factors, including the net asset value of assets in certain of Janus Henderson’s funds, and/or potential difficulties in employee retention as a result of the announcement and pendency of the Proposed Transaction, changes in interest rates and inflation, changes in trade policies (including the imposition of new or increased tariffs), volatility or disruption in financial markets, our investment performance as compared to third-party benchmarks or competitive products, redemptions, and other risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings or furnishings made by Janus Henderson with the SEC from time to time.

Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.

The information, statements, and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments. Not all products or services are available in all jurisdictions. Janus Henderson provides investment advisory services in the U.S. through Janus Henderson Investors US LLC, together with its participating affiliates.

Janus Henderson® and any other trademarks used herein are trademarks of Janus Henderson Group plc or one of its subsidiaries. © Janus Henderson Group plc.

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